EXHIBIT 10.1
FIRST AMENDMENT TO THE SEPARATION AGREEMENT
          This First Amendment (this “Amendment”), dated as of May 5, 2008, between Travelport Limited (“Travelport”) and Orbitz Worldwide, Inc. (“OWW” and together with Travelport, the “Parties”) is entered into to amend the Separation Agreement, dated as of July 25, 2007, between the Parties (the “Separation Agreement”). Capitalized terms used herein shall have the respective meanings ascribed thereto in the Separation Agreement unless herein defined.
          WHEREAS, Section 10.9 of the Separation Agreement provides that the Separation Agreement may be amended, modified or supplemented by written agreement of the Parties; and
          WHEREAS, each of Travelport and OWW has determined that it is in its best interests to authorize and approve the agreements set forth herein.
          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it is mutually agreed as follows:
ARTICLE I
AMENDMENTS
          Section 1.1 Section 1.1 of the Separation Agreement is hereby amended to
                    (a) Insert the following definition:
     “Parent of Travelport” means any Person that, as of the time in question, directly or indirectly, (i) owns fifty percent (50%) or more of the voting or capital stock of Travelport or (ii) owns fifty percent (50%) or more of the economic interest in Travelport or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of Travelport or that otherwise has control over Travelport.
                    (b) Amend the following definitions to read in their entirety as follows:
     “Travelport Affiliated Group” means, collectively, (i) Travelport, (ii) any direct or indirect Parent of Travelport now or hereafter existing and (iii) all direct and indirect Subsidiaries of Persons referred to in the foregoing clauses (i) and (ii), other than members of the OWW Affiliated Group, now or hereafter existing.
     “Trigger Date” means the first date on which the Travelport Affiliated Group ceases to beneficially own Voting Stock entitled to fifty percent (50%) or more of the votes entitled to be cast by the then outstanding Voting Stock.
     Section 1.2 Article I of the Separation Agreement is hereby amended to insert the section set forth below:

     Section 1.2 Calculation of Aggregate Voting Stock. Notwithstanding any provision of this Agreement to the contrary, during the period beginning January 1, 2008 through and including March 31, 2009, the Travelport Affiliated Group shall be deemed for all purposes under this Agreement, including, but not limited to, the definition of Trigger Date (but not for any other purpose) to beneficially own, in the aggregate, Voting Stock entitled to fifty one percent (51%) of the votes entitled to be cast by the then outstanding Voting Stock.
          Section 1.3 The initial paragraph of Section 2.10(d) of the Separation Agreement is hereby amended by striking the phrase “or members of the Travelport Affiliated Group no longer owning in the aggregate at least 50.1% of the equity of OWW on a fully-diluted basis, then:” and replacing it with “or the Travelport Affiliated Group no longer beneficially owns, in the aggregate, Voting Stock entitled to fifty percent (50%) or more of the votes entitled to be cast by the then outstanding Voting Stock, then:”.
          Section 1.4 Section 2.10(d)(iv)(4) of the Separation Agreement is hereby amended to:
               (a) Strike the phrase “fees on any letters of credit outstanding equal to the Applicable Rate (as such term is defined in the Travelport Credit Facility) multiplied by the daily maximum amount then available to be drawn under such outstanding letters of credit in accordance with Section 2.03(g) of the Travelport Credit Facility” and replace it with “fees on any letters of credit (i) issued, renewed or extended (including extensions of the term of any letter of credit) equal to the applicable market rate obtained by Travelport from the administrative agent under the Travelport Credit Facility (the applicable market rate having been measured on the most recent first Business Day of January, April, July and October preceding such issuance, renewal or extension and thereafter re-measured on the first Business Day of each January April, July and October during the term of such letter of credit) and (ii) outstanding as of March 31, 2008 equal to the applicable rate with respect to Term Loans that are Eurocurrency Rate Loans (as each such term is defined in the Credit Agreement, dated as of July 25, 2007, among Orbitz Worldwide, Inc., UBS AG, Samford Branch, UBS Loan Finance LLC and the other lenders party thereto)”.
               (b) Insert, after “December” and before “; and”, the phrase “; provided however, at no time will the fees paid by OWW for letters of credit under this clause be less than the cost to Travelport of providing such letters of credit”.
          Section 1.5 Section 2.10(d)(iv)(7) of the Separation Agreement is hereby amended to strike the phrase “would exceed the capacity available for letters of credit under the Travelport Credit Facility” and replace it with “would exceed US$75,000,000”.
          Section 1.6 Section 2.10 of the Separation Agreement is hereby amended to add the following clauses to the end of subsection 2.10(d):
“(e) For the avoidance of doubt, as used in Section 2.10(d), (i) the term “issued” (including terms with correlative meaning) shall include new issuances, renewals and extensions (including extensions of term) and (ii) the terms “letter of credit”

and “letters of credit” shall mean a letter of credit or letters of credit, as the case may be, denominated in U.S. dollars.
(f) OWW agrees to cooperate in good faith with Travelport to replace, as soon as practicable, any letters of credit relating to the OWW Affiliated Group maintained by Travelport under the Travelport Credit Facility that are not denominated in U.S. dollars with either (i) borrowings under any credit facility maintained by OWW or (ii) letters of credit denominated in U.S. dollars issued under the Travelport Credit Facility pursuant to Section 2.10(d); provided, however, that for any letters of credit issued under this Section 2.10(f) Travelport hereby (x) waives the fee set forth in Section 2.10(d)(iv)(1)(b) and (y) agrees that the fee set forth in Section 2.10(d)(iv)(4) shall be fixed at the rate in effect on the date hereof.”
        Section 1.7 Section 8.1 of the Separation Agreement is hereby amended by inserting after the phrase “any employees specified by the other Party through March 31, 2008”, “and, with respect to employees listed on Schedule 8.1 hereto through December 31, 2008”. Schedule 8.1 is attached hereto.
ARTICLE II
MISCELLANEOUS
         Section 2.1 This Amendment replaces and supersedes the letter agreement between the Parties dated October 30, 2007. This Amendment shall become effective as of the date first written above, except for the amendments set forth in Sections 1.4(a), 1.6 and 1.7 hereof, which shall be effective as of April 1, 2008.
         Section 2.2 This Amendment shall be binding upon and inure to the benefit of and be enforceable by the parties hereto or their successors in interest, except as expressly provided in the Separation Agreement.
         Section 2.3 Nothing in this Amendment shall convey any rights upon any Person or entity which is not a Party or a permitted assignee of a Party to the Separation Agreement.
         Section 2.4 This Amendment may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constituted one and the same agreement.
         Section 2.5 This Amendment shall be construed and enforced in accordance with, and the rights and duties of the Parties shall be governed by, the laws of the State of New York without regard to the principles of conflicts of law other than Section 5-1401 of the General Obligations Law of the State of New York.
         Section 2.6 Each Party to this Amendment agrees that, other than as expressly set out in this Amendment, nothing in this Amendment is intended to alter the rights, duties, obligations of the Parties under the Separation Agreement which shall remain in full force and effect as amended hereby.

     IN WITNESS HEREOF, the parties have caused this First Amendment to the Separation Agreement to be executed and delivered as of the date first above written.

TRAVELPORT LIMITED
/s/ Eric J. Bock
Name:	Eric J. Bock
Title:	Executive Vice President and General Counsel

ORBITZ WORLDWIDE, INC.
/s/ James P. Shaughnessy
Name:	James P. Shaughnessy
Title:	Senior Vice President, General Counsel